UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report:  November 30, 2006
(Date of Earliest Event Reported)

EL PASO CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	1-14365	76-0568816
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

El Paso Building
1001 Louisiana Street
Houston, Texas 77002

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (713) 420-2600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

ྑ  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
ྑ  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
ྑ  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
ྑ  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

    On December 1, 2006, our Board of Directors elected Steven J. Shapiro to serve on the Board of Directors to be effective immediately. Mr. Shapiro will serve on the Audit and Compensation Committees of the Board. There are no material relationships or transactions between Mr. Shapiro and El Paso or any of El Paso’s directors, executive officers, or major security holders, or the immediate family members of any such person. In addition, there are no family relationships between Mr. Shapiro and any director or executive officer of El Paso.

    Mr. Shapiro will be compensated for his services on the Board under our 2005 Compensation Plan for Non-Employee Directors. Pursuant to the 2005 Compensation Plan for Non-Employee Directors, Mr. Shapiro will receive an annual retainer of $80,000, $20,000 of which is required to be paid in deferred shares of our common stock and the remaining $60,000 of which is paid at the election of Mr. Shapiro in any combination of cash, deferred cash or deferred shares of common stock. To the extent Mr. Shapiro elects to receive deferred shares rather than cash, he will be credited with deferred shares with a value representing a 25 percent premium to the cash retainer he would otherwise have received. Mr. Shapiro will also receive an annual long-term equity credit in the form of deferred shares of our common stock (excluding any premium) equal to the amount of the annual retainer. Mr. Shapiro will not be entitled to receive any deferred amounts until he ceases to be a director of El Paso.

    Effective December 1, 2006, we entered into an indemnification agreement with Mr. Shapiro that reiterates Mr. Shapiro’s rights to indemnification that are provided to all of our directors and certain of our officers under our By-laws, clarifies procedures related to those rights, and provides that such rights are also available to fiduciaries under certain of our employee benefit plans. As is the case under our By-laws, the agreement provides for indemnification to the full extent permitted by Delaware law, including the right to be paid the reasonable expenses (including attorneys’ fees) incurred in defending a proceeding related to service as a director in advance of that proceeding’s final disposition. In the event of a change in control of El Paso (as defined in the agreement), we are obligated to pay the costs of independent legal counsel who will provide advice concerning the rights under the agreement to indemnity payments and advances.

    A copy of the press release dated December 1, 2006 announcing the election of Mr. Shapiro is attached as Exhibit 99.A to this Current Report on Form 8-K and is incorporated into this Item 5.02 by reference.

Item 8.01 Other Events.

    On November 30, 2006, our subsidiary, El Paso Marketing, L.P., permanently divested all of its capacity on the Alliance Pipeline System to PPM Energy, Inc. and PPM Energy Canada Ltd. El Paso Marketing paid PPM $188 million in exchange for the assignment and assumption of capacity payments beginning November 1, 2007 through the term of the contract ending November 30, 2015. The 145,750 thousand cubic feet per day of divested capacity runs from Western Canadian supply basins in British Columbia and Alberta to the Chicago market area.

    A copy of the press release dated November 30, 2006 announcing this divestiture is attached as Exhibit 99.B to this Current Report on Form 8-K and is incorporated into this Item 8.01 by reference. The press release incorrectly states that the divested capacity is 145, 750 million cubic feet per day. The correct capacity is 145,750 thousand cubic feet per day as described above.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

99.A	Press Release dated December 1, 2006.
99.B	Press Release dated November 30, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EL PASO CORPORATION

By:	/s/John R. Sult
John R. Sult
Senior Vice President and Controller
(Principal Accounting Officer)

Dated:  December 1, 2006

EXHIBIT INDEX

Exhibit Number	Description

99.A	Press Release dated December 1, 2006.
99.B	Press Release dated November 30, 2006.